Table of Contents

EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES CHANGE IN PREVIOUSLY REPORTED NON-PERFORMING ASSETS

          Newport Beach, California - January 14, 2008 - Downey Financial Corp. (NYSE: DSL) announced today changes to previously reported levels of non-performing assets. These changes pertain to non-performing asset levels since June 30, 2007.

          Rick McGill, President, commented, “As previously reported, we implemented at the beginning of the third quarter of 2007 a borrower retention program to provide qualified borrowers with a cost effective means to change from an option ARM to a less costly financing alternative. We contacted borrowers whose loans were current and we offered them the opportunity to modify their loans into 5-year hybrid ARMs or ARMs with interest rates that adjust annually but do not permit negative amortization. The interest rates associated with these modifications were the same or no less than those rates afforded new borrowers but they were below the interest rates on the original loans. We initially did not consider these modifications of performing loans to be troubled debt restructurings, as the modification was only made to those borrowers who were current with their loan payments and the new interest rate was no less than those offered new borrowers. KPMG LLP, our independent registered public accounting firm, did not object to this assessment during its third quarter review. ”

          Mr. McGill continued, “During December 2007, KPMG advised us that upon further review of the modification program, it was likely the loan modifications should be recorded as troubled debt restructurings. After reassessing our initial analysis, we determined these modified loans should be accounted for as troubled debt restructurings. This conclusion was reached because in the current interpretation of GAAP, especially in the current housing market, there is a rebuttable presumption that if the interest rate is lowered in a loan modification, the modification is deemed to be a troubled debt restructuring unless the modified loan can be proved to be at a market rate of interest based upon new underwriting, including an updated property valuation, credit report and income analysis. We did not perform these additional steps since borrowers who qualified for our retention program were current and we were trying to streamline the process for qualified borrowers to modify their loans at interest rates no less than that being offered to new borrowers. Inasmuch as we chose not to perform these additional measures, we are now required to make this reporting change and, as such, our non-performing assets will increase from what has been previously reported. While periods prior to the third quarter of 2007 are not impacted by this change, it will result in $99 million of loans being classified as non-performing at September 30, 2007.”

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          Brian Côté, Chief Financial Officer, commented, “As required for all loans classified as troubled debt restructurings, loans modified as part of our borrower retention program must now be placed on non-accrual status but interest income will be recognized when paid. If borrowers perform pursuant to the modified loan terms for six months, the loans will be placed back on accrual status and, while still reported as troubled debt restructurings, they will no longer be classified as non-performing assets because the borrower has demonstrated an ability to perform and the interest rate was no less than those afforded new borrowers at the time of the modification.”

          Mr. Côté further commented, “We believe that when loans modified under our borrower retention program are current, it is relevant to distinguish them from total non-performing assets because, unlike other loans classified as non-performing assets, these loans are effectively performing at interest rates no less than those afforded new borrowers. Accordingly, when performing troubled debt restructurings are excluded from the revised ratio of non-performing assets to total assets, the revised ratio of all other non-performing assets to total assets is not materially different from that previously reported.”

          The table below provides the revised ratio of non-performing assets to total assets for each affected month of 2007, distinguishing from the total those troubled debt restructurings associated with Downey’s borrower retention plan wherein the loans are current but have not yet established six months of successful payment history so that they can be removed from non-accrual status.

	Non-Performing Assets as Percent of Total Assets

	Jun. 30,	Jul. 31,	Aug. 31,	Sep. 30,	Oct. 31,	Nov. 30,
	2007	2007	2007	2007	2007	2007

Revised Performing Troubled
Debt Restructurings (1)	0.00%	0.04%	0.31%	0.67%	1.09%	2.05%
Revised All Other
Non-Performing Assets	1.53%	1.77%	1.96%	2.27%	2.77%	3.72%

Revised Total	1.53%	1.81%	2.27%	2.94%	3.86%	5.77%
Previously Reported	1.53%	1.77%	1.96%	2.25%	2.74%	3.65%

          Mr. Côté concluded by stating, “As of year-end 2007, the estimated level of non-performing assets as a percent of total assets increased to 7.8%. Of this total, about 40% represented modifications generated from our borrower retention program, of which an estimated 95% have made all payments due. Those performing troubled debt restructurings represent about 3.0% of total assets. As yet, we have not determined the impact this reporting change may have on previously reported financial statements, if any, but we expect to complete this analysis soon.”

          Downey Financial Corp. is the parent company of Downey Savings and Loan Association, F.A., with assets of $13.5 billion and 168 branches throughout California and four in Arizona.

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          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

          For further information, contact: Brian E. Côté, Chief Financial Officer at (949) 509-4420.

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